EXHIBIT 10.8

AMENDMENT 2011-1

NORDSTROM 401(k) PLAN & PROFIT SHARING

(2008 Restatement)

The Nordstrom 401(k) Plan & Profit Sharing (the “Plan”) is hereby amended pursuant to Plan Section 13.1-3 to conform the Plan’s terms to administration of the last-day employment requirement with respect to profit sharing allocations and to conform treatment of matching contributions to the revised treatment of profit sharing contributions. The provisions of this Amendment 2011-1, to the extent applicable to contributions attributable to plan years before 2011, are contingent on approval by the Internal Revenue Service under the Voluntary Correction Program set forth in Rev. Proc. 2008-50.

1.        Section 5.1 Employer Profit Sharing Contribution is amended by deleting the undistributed account requirement in Section 5.1-3 Mid-year Terminations, so that Section 5.1-3 reads as follows after amendment:

Mid-year Terminations. A Participant whose mid-year severance of employment is on account of death, Disability or Retirement, and who accumulated a Year of Service in such year prior to such severance, shall share in the Employer Profit Sharing Contribution allocation for that year. Any other Participant whose employment with the Employer terminates during a Plan Year, and any year-end active Participant who fails to meet the Year of Service requirement, shall not share in the Employer Profit Sharing Contribution or forfeiture allocation for that year, unless required by 12.4 if the Plan is “top heavy.”

2.        Section 5.4 Employer Matching Contributions is amended by deleting the undistributed account requirement in Section 5.4-3 Mid-year Terminations, so that Section 5.4-3 reads as follows after amendment:

Mid-year Terminations. A Participant whose mid-year severance of employment is on account of death, Disability or Retirement, and who accumulated a Year of Service in such year prior to such severance, shall share in the Employer Matching Contribution allocation for that year. Any other Participant whose employment with the Employer terminates during a Plan Year, and any year-end active Participant who fails to meet the Year of Service requirement, shall not share in the Employer Matching Contribution.

IN WITNESS WHEREOF, pursuant to proper authority, this Amendment 2011-1 has been executed on behalf of the Company this              day of                         , 2011.

NORDSTROM, INC.

By:
Title:	Executive Vice President
Human Resources and Diversity Affairs